EXHIBIT 99

                              CAUTIONARY STATEMENT

     The statements contained in this Form 10-K include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). When used in this Form 10-K and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, presentations to securities analysts or investors, or in oral statements made by or with the approval of an executive officer of the Company, the words or phrases "believes," "may," "will likely result," "estimates," "projects," "anticipates," "expects" or similar expressions and variations thereof are intended to identify such forward-looking statements. Any forward-looking statement involves risks and uncertainties that may have a material adverse effect on the business, results of operation, financial condition or prospects, financial or other, of the Company and may cause the Company's actual results to differ materially from historical results or the results discussed in the forward-looking statements.

     The following discussions contain cautionary statements regarding the Company's business that investors and others should consider. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, the Company is not undertaking to address or update each factor in future filings or communications regarding the Company's business or results.

RECENT OPERATING LOSSES; GOING CONCERN QUALIFICATION; NEED FOR ADDITIONAL FINANCING

     The Company incurred operating losses of $29,606,000 in fiscal 1999 and approximately $9,218,000 in the first nine months of fiscal 2000. Such operating losses and other factors have caused the Company's independent accountants to include a going concern qualification in their report on the Company's fiscal 1999 financial statements. The Company may require additional outside financing to continue as a going concern, expand its core technology and develop new products, for working capital and for capital expenditures. There can be no assurance that such financing will be available on acceptable terms or at all. The inability of the Company to obtain such financing could have a material adverse effect on the Company. In addition, the Company may issue additional shares of Common Stock or other securities, whether through public or private offerings. Such offerings would have a dilutive effect on the percentage of ownership in the Company of any holder of shares of Common Stock. In the event the Company is unable to raise necessary additional financing in the future, it may experience cash flow difficulties and/or be forced to curtail its expansion activities.

DEPENDENCE ON PRODUCTS

     The Company's revenues are primarily generated from sales of its CDR(R) system and, to a lesser extent, other products, including the CDRCam(R), CDRPan(TM) and accuDEXA(R). There can be no assurance that any of these devices will not be rendered obsolete or inferior as a result of technological change, changing customer needs or new product introductions, each of which would have a material adverse effect on the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more commercially attractive than the CDR system, CDRCam or accuDEXA. The Company's success will depend in part on its ability to improve and enhance its products in a timely manner. While the Company is actively engaged in research and development to improve and enhance the CDR system and CDRCam, there can be no assurance that the Company will be successful. The failure to enhance any of the Company's products in a timely manner could have a material adverse effect on the Company.

DEPENDENCE ON DEVELOPING AND MARKETING NEW PRODUCTS AND ENHANCEMENTS TO EXISTING PRODUCTS

     The Company is currently developing new products for the dental and medical markets. There can be no assurance that the Company will succeed in its efforts to develop such products. The Company expects to file 510(k) applications with the FDA in connection with the digital mammography sensors currently under development by the Company, and other future products. There can be no assurance that the Company will file applications for or obtain regulatory approval from the FDA, either in the form of a pre-market clearance or a 510(k) clearance, for the digital mammography sensors or any other future products, or that in order to obtain FDA clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the application process and result in substantial additional expense. Moreover, such pre-marketing clearance, if obtained, may be subject to conditions on the marketing or manufacturing of the digital mammography sensors which could impede the Company's ability to manufacture and/or market the product. Furthermore, the digital mammography market is unproven and there can be no assurance that it will develop according to the Company's expectations. In addition, while the Company intends to distribute the digital mammography sensors through a direct sales force and/or other established



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independent   distributors   and   manufacturers  of  medical  and  radiological
equipment, there can be no assurance that the Company will be able to successfully develop any such distribution channel. While the Company is actively engaged in research and development to develop digital mammography sensors and other new products, there can be no assurance that the Company will be successful in such endeavors. There can be no assurance that the digital mammography sensors or any other products to be developed by the Company will be approved by or receive marketing clearance from applicable domestic and/or international governmental or regulatory authorities. If the Company is unable to develop, obtain regulatory approval for and market new products and enhancements to existing products, it will have a material adverse effect on the Company.

RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE

     The market for the Company's products is characterized by rapid and significant technological change, evolving industry standards and new product introductions. The Company's products require significant planning, design, development and testing which require significant capital commitments and investment by the Company. There can be no assurance that the Company's products or proprietary technologies will not become uncompetitive or obsolete as a result of technological change, evolving industry standards or new product introductions or that the Company will be able to generate any economic return on its investment in product development. If the Company's products or technologies become uncompetitive or obsolete, it will have a material adverse effect on the Company.

DEPENDENCE ON KEY SUPPLIERS; VOLATILITY OF SEMICONDUCTOR MARKET

     The Company relies on several key suppliers as sole sources for a number of critical components. Of these, semiconductors are the most significant product components the Company purchases. The availability and price of these components may be subject to change due to interruptions in production, changing market conditions and other events. Furthermore, availability may be adversely impacted if the Company fails to make timely payments to its key suppliers. There can be no assurance that, if the Company were to enter into purchase arrangements with other suppliers, such suppliers would be able to deliver such semiconductors at an acceptable price or in a timely manner. If the Company were unable to develop reasonably-priced alternative sources in a timely manner, or if the Company encountered delays or other difficulties in the supply of such products and other materials from third parties, there could be a material adverse effect on the Company. In past years, semiconductors have been subject to significant price fluctuations. There can be no assurance that the Company can mitigate the effect of future price increases on its results of operations and financial condition.

INTENSE COMPETITION

     Competition relating to the Company's current products is intense and includes various companies, both within and outside of the United States. The Company anticipates that competition for its future products will also be intense and include various companies, both within and outside of the United States. Many of the Company's competitors are large companies with substantially greater financial, sales and marketing, and technical resources, larger and more experienced research and development staffs, more extensive physical facilities and substantially greater experience in obtaining regulatory approvals and in marketing products than the Company. In addition, there can be no assurance that the Company's competitors are not currently developing, or will not attempt to develop, technologies and products that are more effective than those being developed by the Company or that would otherwise render the Company's existing and new technology and products obsolete or uncompetitive. No assurance can be given that the Company will be able to compete successfully. The inability of the Company to compete successfully or the development by the Company's competitors of technology and products that are more effective than those being developed by the Company would have a material adverse effect on the Company.


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RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF PATENT INFRINGEMENT

     The Company currently has issued patents and patent applications as described in Item 1 - "Business," of this Form 10-K. There can be no assurance that any of the Company's patents, any of the patents of which the Company is a licensee or any patents which may issue to the Company or which the Company may license in the future, will provide the Company with a competitive advantage or afford the Company protection against infringement by others, or that the patents will not be successfully challenged or circumvented by competitors of the Company.

     The Company is the licensee in certain fields of biomedical radiology of certain patents, patent applications and other know-how related to APS technology (collectively, the "APS Technology"), which was developed at the California Institute of Technology. The Company has been advised by the licensor of the APS Technology that the Company's rights to such technology are subject to government rights to use, noncommercial educational rights to use by California Tech and the right of a third party to obtain a nonexclusive license from the California Institute of Technology with respect to such technology. The Company believes that, as of the date of this filing, except for such third party's exercise of its right to obtain a nonexclusive license to use APS Technology in a field other than biomedical radiology, none of the foregoing parties have given notice of their exercise of any of their respective rights to the APS Technology. There can be no assurance that this will continue to be the case, and any such exercise could have a material adverse effect on the Company. In addition, the license to the APS technology is subject to certain requirements relating to product introduction, improvement, marketing and distribution. There can be no assurance that the Company will be able to meet the requirements necessary to maintain its license, and any loss of or restriction in its license may have a material adverse effect on the Company.

     The Company is also the owner of certain trade secrets, which it protects by, among other things, entering into non-disclosure, confidentiality, non-solicitation and non-competition agreements. However, there can be no assurance that the duties imposed by these agreements, such as the duty to maintain confidentiality and the duty not to compete, will not be breached, or that such breaches will not have a material adverse effect on the Company.

     There also can be no assurance that the technology practiced by the Company will not infringe upon the patents of others. The Company's CDR(R) system is currently the subject of litigation regarding the patent rights of others. In the event that any such infringement claim is successful, there can be no assurance that the Company would be able to negotiate with the patent holder for a license, in which case the Company could be prevented from practicing the subject matter claimed by such patent. In addition, there can be no assurance that the Company would be able to redesign its products to avoid infringement. The inability of the Company to practice the subject matter of patents claimed by others or to redesign its products to avoid infringement could have a material adverse effect on the Company.

LITIGATION AND INSURANCE

     The Company and/or certain of its officers and former officers, are involved in the proceedings described below:

     I. The Company is a named defendant in two lawsuits instituted by Trophy Radiologie, S.A. (`Trophy S.A.'), a subsidiary of Trex Medical Corporation. One lawsuit was instituted in France and the other in the United States.

     The French lawsuit was filed in November 1995, in the tribunal de Grande Instance de Bobigny, the French patent court, and originally alleged that the Company's CDR(R)system infringes French Patent No. 2,547,495, European Patent No. 129,451 and French Certificate of Addition No. 2,578,737. These patents, all of which are related, are directed to a CCD-based intra-oral sensor. Since filing its lawsuit, Trophy S.A. has withdrawn its allegation of infringement with respect to the Certificate of Addition.

Trophy S.A. is seeking a permanent injunction and unspecified damages, including damages for its purported lost profits. The Company believes that the lawsuit is without merit and is vigorously defending it.

     The lawsuit in the United States was filed in March 1996 by Trophy S.A., Trophy Radiology, Inc., a United States subsidiary of Trophy S.A. (`Trophy Inc.') and the named inventor on the patent in suit, Francis Mouyen, a French citizen. The suit was brought in the United States District Court for the Eastern District of New York, and alleges that the Company's CDR(R) system infringes United States Patent No. 4,593,400 (the `400 patent'), which is related to the patents in the French lawsuit. Trophy S.A., Trophy Inc. and Mouyen are seeking a permanent injunction and unspecified damages, including damages for purported lost profits, enhanced damages for the Company's purported willful infringement and an award of attorney fees. The Company believes that the lawsuit is without merit and is vigorously defending it. The Company's counsel in the United States suit has issued a formal opinion that the CDR system does not infringe the 400 patent.

     In addition, the Company has counter-sued Trophy S.A. and Trophy Inc. for infringement of United States Patent No. 4,160,997, an expired patent which was exclusively licensed to the Company by its inventor, Dr. Robert Schwartz, and for false advertising and unfair competition. The Company believes that its counter-suit is meritorious, and is vigorously pursuing it.

     On September 12, 1997, after having been given permission to do so by the Court, the Company served two motions for summary judgment seeking dismissal of the action pending in the United States District Court for the Eastern District of New York, on the grounds of non-infringement and patent invalidity. On February 22, 2000, oral argument on these motions was heard by the Court. The motions are currently pending.

     While the Company believes such suits against it are without merit, there can be no assurance that the Company will be successful in its defense of any of these actions, or in its counter-suit. If the Company is unsuccessful in its defense of any of these actions, it could have a material adverse effect upon the Company. Moreover, regardless of their outcome, the Company may be forced to expend significant amounts of money in legal fees in connection with these lawsuits.

     II. In late 1998 through early 1999, nine shareholder complaints purporting to be class action lawsuits were filed in the United States District Court for the Eastern District of New York. Plaintiffs filed a Consolidated and Amended Complaint on or about May 27, 1999 and, on or about November 24, 1999, filed a Second Amended and Consolidated Complaint (the "Complaint"). The Complaint names as defendants the Company, David B. Schick, Thomas E. Rutenberg, and David Spector (collectively, the "Individual Defendants"), as well as PricewaterhouseCoopers LLP.

     The Complaint alleges, inter alia, that certain defendants issued false and misleading statements concerning the Company's publicly reported earnings in violation of the federal securities laws. The Complaint seeks certification of a class of persons who purchased the Company's Common Stock between July 1, 1997 and February 19, 1999, inclusive, and does not specify the amount of damages sought.

     The Company has retained counsel, believes that these lawsuits are without merit, and intends to vigorously defend them. On or about February 11, 2000, the Company and the Individual Defendants filed a Motion to Dismiss the Complaint. As these actions are in their preliminary stages, the Company is unable to predict their ultimate outcome. The outcome, if unfavorable, could have a material adverse effect on the Company.

     III. In August 1999, the Company, through its outside counsel, contacted the Division of Enforcement of the Securities and Exchange Commission ("SEC") to advise it of certain matters related to the Company's restatement of earnings. The SEC has made a voluntary request for the production of certain documents. The Company intends to cooperate fully with the SEC staff and has provided responsive

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documents to it. The inquiry is in a  preliminary  stage and the Company  cannot predict its potential outcome.

     The Company may be a party to a variety of legal actions (in addition to those referred to above), such as employment and employment discrimination-related suits, employee benefit claims, governmental investigations, breach of contract actions, tort claims, shareholder suits, including securities fraud, and intellectual property related litigation. In addition, because of the nature of its business, the Company is subject to a variety of legal actions relating to its business operations. Recent court decisions and legislative activity may increase the Company's exposure for any of these types of claims. In some cases, substantial punitive damages may be sought. The Company currently has insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be sufficient to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

DILUTIVE EFFECT OF GREYSTONE TRANSACTION

     The Company has entered into an agreement with Greystone Funding Corporation whereby Greystone and its designees may exercise Warrants to purchase up to 18 million shares of the Company's Common Stock. If Greystone exercises such Warrants or a portion thereof, it can be expected to have a significant dilutive effect on the percentage of shares held by the Company's current shareholders.

RESTRICTIVE COVENANTS IN LOAN AGREEMENTS

     The Loan Agreement between the Company and Greystone Funding Corporation as well as the Bridge Loan Agreement between the Company and DVI Financial Services, Inc. contain covenants that may inhibit the Company's ability to manage its business and/or implement its strategic decisions. These restrictions, among other things, will limit the Company's ability to incur additional indebtedness; issue capital stock; create, incur or assume liens; and merge, consolidate or sell assets.

PRODUCT WARRANTIES; WARRANTS

     The Company generally warrants each of its products against defects in materials and workmanship for a period of one year from the date of shipment (plus any extended warranty period purchased by the customer). Costs associated with product returns, including servicing and/or repair of products, during the warranty period increased substantially in fiscal 1999. Product returns could have a material adverse effect on the Company by, among other things, requiring additional expenditures for parts and personnel as well as damaging the Company's reputation and goodwill.

REGULATORY AND LEGISLATIVE RISKS

     The Company must obtain certain approvals by and marketing clearances from governmental authorities, including the FDA and similar health authorities in foreign countries, to market and sell its products in those countries. The FDA regulates the marketing, manufacturing, labeling, packaging, advertising, sale and distribution of 'medical devices,' as do various foreign authorities in their respective jurisdictions. The FDA enforces additional regulations regarding the safety of equipment utilizing x-rays. Various states also impose similar regulations. The Company's CDR(TM) system is currently regulated by such authorities and certain of the Company's new products will require approval by or marketing clearance from various governmental authorities, including the FDA.

     The FDA review process typically requires extended proceedings pertaining to the safety and efficacy of new products. A 510(k) application is required in order to market a new or modified medical device. If specifically required by the FDA, a pre-market approval ("PMA") may be necessary. Such proceedings, which must be completed prior to marketing a new medical device, are potentially


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expensive and time consuming.  They may delay or hinder a product's timely entry into the marketplace. Moreover, there can be no assurance that the review or approval process for these products by the FDA or any other applicable governmental authorities will occur in a timely fashion, if at all, or that additional regulations will not be adopted or current regulations amended in such a manner as will adversely affect the Company. The FDA also regulates the content of advertising and marketing materials relating to medical devices. Failure to comply with such regulations may result in a delay in obtaining approval for the marketing of such products or the withdrawal of such approval if previously obtained. There can be no assurance that the Company's advertising and marketing materials regarding its products are and will be in compliance with such regulations. The Company is also subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company. International sales of the Company's products are subject to the regulatory agency product registration requirements of each country in which the Company's products are sold. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. The Company typically relies on its distributors in foreign countries to obtain the required regulatory approvals. There can be no assurance, however, that such approvals will be obtained on a timely basis, if at all, or that the failure to obtain such approval by a distributor will not have a material adverse effect on the Company. The Company's customers operate in the health care industry, which is highly regulated. Both existing and future governmental regulations could adversely impact the Company. Additionally, cost-containment efforts by health maintenance organizations may adversely affect the potential market for the Company's devices.

POTENTIAL FOR PRODUCT RECALL AND PRODUCT LIABILITY CLAIMS

     Products such as those sold by the Company may be subject to recall for unforeseen reasons. In addition, certain applications, including projected applications, of the Company's products entail the risk of product liability claims. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. These claims may be made by consumers, distributors, wholesalers or others. Although the Company has maintained insurance coverage related to product liability claims, no assurance can be given that product liability insurance coverage will continue to be available or, if available, that it can be obtained in sufficient amounts or at reasonable cost or that it will be sufficient to cover any claims that may arise. The Company does not maintain any insurance relating to potential recalls of its products. Costs associated with potential product recalls or product liability claims could have a material adverse effect on the Company.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     Third-party payors, including government health administration authorities, private health care insurers and other organizations regulate the reimbursement of fees related to certain diagnostic procedures or medical treatments. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. While the Company cannot predict what effect the policies of government entities and other third-party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have a material adverse effect on the Company.

DEPENDENCE ON THIRD-PARTY DISTRIBUTORS

     The Company markets and distributes a significant portion of its CDR(R) systems through third-party independent distributors. From time to time, a limited number of distributors account for a significant portion of the Company's revenues. In fiscal 1999, one distributor, Henry Schein, Inc., accounted for 15.8% of the Company's sales. In general, these distributors could discontinue marketing the Company's products with little or no notice. Certain of the Company's distributors also could market products which compete with the Company's products. The loss of, or a significant reduction in sales


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volume through, one or more of the Company's  distributors could have a material adverse effect on the Company.

UNCERTAINTIES ASSOCIATED WITH INTERNATIONAL MARKETS

     In fiscal 1999, 1998 and 1997, international sales accounted for 13%, 18% and 24% and respectively, of the Company's revenues, and the Company anticipates that international sales will continue to account for a significant percentage of the Company's revenues. International revenues are subject to a number of uncertainties, including the following: agreements may be difficult to enforce and receivables difficult to collect; foreign customers and distributors may have longer payment cycles, foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand in relation to foreign competitors that may achieve advantageous pricing based on the comparative strength of the United States dollar; United States export licenses may be difficult to obtain; and intellectual property rights in foreign countries may be difficult to enforce. Moreover, many foreign countries have their own regulatory approval requirements for the sale of the Company's products. As a result, the Company's introduction of new products into international markets could be costly and time-consuming, and there can be no assurance that the Company will be able to obtain the required regulatory approvals on a timely basis, if at all. There can be no assurance that any of these factors will not have a material adverse effect on the Company.

DEPENDENCE UPON KEY PERSONNEL

     The success of the Company is dependent, in part, upon its ability to hire and retain management, sales, technical and research personnel who are in high demand and are often subject to competing employment opportunities. The inability of the Company to hire or retain key management, sales, technical or research personnel could have a material adverse effect on the Company. In addition, the development of the Company's business has largely been dependent upon the efforts of David B. Schick, the Company's Chief Executive Officer. Although the Company has expanded the depth of the expertise of its personnel, the loss of Mr. Schick or turnover in other management positions could have a material adverse affect on the Company. There can be no assurance that Mr. Schick or any other key employee will continue to be active with the Company. The Company maintains and is the named insured party under a $1,000,000 life insurance policy on Mr. Schick. There is no assurance that such insurance can be maintained or will be adequate to meet the Company's future needs.

HISTORY OF RAPID GROWTH; ABILITY TO MANAGE GROWTH

     There are significant risks, expenses and difficulties associated with managing the operation and sustaining the development of an expanding business. The Company's previous growth placed significant demands on the Company's financial and other resources. In the past, the Company has experienced certain inadequacies in its operating and financial systems, infrastructure and controls and was not able to improve internal controls and upgrade personnel as needed to accommodate the Company's growth. The Company will be required to continually improve operating, financial, and other systems, as well as to train, motivate, and manage its employees. If the Company's management is unable to manage growth effectively or new employees are unable to achieve appropriate levels of performance, it could have a material adverse effect on the Company.

CONTROL OF THE COMPANY BY CERTAIN STOCKHOLDERS; CONFLICTS OF INTEREST

     Currently, the executive officers and directors of the Company collectively beneficially own approximately 31% of the outstanding shares of Common Stock. Accordingly, they may effectively have the ability to elect all of the directors of the Company and determine the outcome of all other matters submitted for the approval of the stockholders. In particular, David B. Schick and members of his immediate family beneficially own approximately 22% of the outstanding shares of Common Stock and, accordingly, may be able to exert significant influence over the Company. In addition, the Company has entered into an agreement with Greystone Funding Corporation, which is a lender to the Company whereby Greystone may ultimately control a majority of the Common Stock and up to one half of the seats on the Company's Board of Directors and, accordingly, may be able to exert significant influence over the Company. An employee of Greystone's parent company (which pays such employee's salary) is serving as President of the Company, and a designee of Greystone is serving as COO of the Company. Two of the Company's current directors are designees of Greystone. Accordingly, the relationship with Greystone involves potential conflicts of interest.

NASDAQ DELISTING

     The Company's Common Stock has been delisted from The Nasdaq National Market, effective at the close of business on September 15, 1999, and currently trades over the counter. The delisting could have a material adverse effect upon the Company in a number of ways, including its ability to raise additional capital. In addition, the absence of a trading system may adversely affect the ability of broker-dealers to sell the Company's Common Stock, and consequently may limit the public market for such Stock and have a negative effect upon its trading price. There can be no assurance that the Company's Common Stock will be relisted on the Nasdaq National Market at any future date or that such stock will be listed or traded on any market or trading system.

POSSIBLE VOLATILITY OF STOCK PRICE

     The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has historically been unrelated to the operating performance of such companies. The market prices for securities of medical technology companies have historically been highly volatile. Future technological innovations or new commercial products, results of clinical testing, changes in regulation, litigation and public concerns as to product safety as well as period-to-period fluctuations in financial performance and fluctuations in securities markets generally could cause the market price of the Common Stock to fluctuate substantially. These broad market fluctuations may adversely affect the market price of the Common Stock.

POTENTIALLY SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     Several factors may significantly affect the Company's revenues, expenses and results of operations from quarter to quarter, including the timing of new product introductions by the Company or its competitors, developments regarding new treatments for osteoporosis, developments in government reimbursement policies, product mix, the ability to supply products to meet customer demand and fluctuations in manufacturing costs. In addition, the Company's CDR(R) products are subject to seasonal variations. Consequently, quarterly results of operations can be expected to fluctuate. Such fluctuations in quarterly results of operation could adversely affect the market price of the Common Stock.

AUTHORIZATION OF PREFERRED STOCK

     The Company's certificate of Incorporation authorizes the issuance of a series or designation of Preferred Stock with such rights, preferences, privileges and restrictions as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without the need for shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the company's



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Common Stock. Other than the Series A Preferred Stock offered hereby,  there are currently no other shares of Preferred Stock designated or issued.